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                                                                  EXHIBIT 10.13



OFFER LETTER, ERIC WILLGOHS

July 20, 1999

Eric Willgohs

Dear Eric,

I am pleased to offer you the position of General Counsel, Vice President Legal for Broadbase Software, Inc., reporting directly to me.

This letter outlines the proposed terms of employment with Broadbase.

-       Your annual salary will be $120,000 paid semi-monthly

-       Your "at target" pay including base salary and bonus is $50,000.

-       You will start immediately.


I will recommend that you will be granted an option to purchase 60,000 shares of stock. This grant is subject to approval by the Board of Directors at its first meeting after your employment begins. The option would vest over four years and would be governed by the terms set forth in the Company's standard form of stock options agreement. The purchase price of each of the shares covered by the option will be the closing price of the Company's common stock on the date of the approval of the grant by the Board. In the event of a change in control of 50% or more of the stock of Broadbase coupled with the termination of your employment as General Counsel, then 50% of your unvested shares shall immediately vest.

The Company will provide to you the health, holiday, vacation and other benefits available to all its employees. Enclosed, for your review, is information related to some of the benefits.

To indicate your acceptance of this offer of employment, please sign below and return on or before, Monday, July 26, 1999. Employment at Broadbase is subject to your signing the attached nondisclosure and inventions agreement, as well. Please also understand that your employment is not governed by any written or oral contract and is considered an "at-will" agreement. This means that you are free, as is the Company, to terminate the employment relationship at any time for any reason, so long as there is not violation of applicable state or federal law.

Eric, all of us welcome you in joining Broadbase and we look forward to having you on our team. Meanwhile, if you have any questions, please do not hesitate to call me at (650) 614-8304.

Sincerely,

Chuck Bay
Chief Financial Officer
EVP Business Development

Accepted


Signature: /s/ Eric Willgohs
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Name:  Eric Willgohs

Start Date:
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